UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2004

Moore Wallace Incorporated

(Exact name of registrant as specified in its charter)

Canada	1-8014	98-0154502
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 Vipond Drive Mississauga, Ontario, Canada	L5T 2X1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (905) 362-3100

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

On February 9, 2004, Moore Wallace Incorporated (the “Company”) announced today that Mark Hiltwein, its Executive Vice President and Chief Financial Officer, has been suspended with pay. This suspension results from actions Mr. Hiltwein took late last week in providing a misdated document to PricewaterhouseCoopers LLP in connection with an investigation they were conducting. That investigation focused on allegations in an anonymous letter received by the Company in late December 2003 alleging misuse of acquisition-related restructuring charges, together with vague assertions of other accounting actions.

At the direction of the Audit Committee of the Company’s Board of Directors, PricewaterhouseCoopers immediately began an independent review of the allegations of misconduct in the letter. PricewaterhouseCoopers had largely completed their work and found no evidence to support these allegations.

As described below, based on information available to the Company, to date, it does not appear that this matter will have any financial statement impact.

Mr. Hiltwein, 40, has been replaced as Chief Financial Officer on an interim basis by James R. Sulat, Senior Executive Vice President of Moore Wallace. Mr. Sulat, 53, who joined Moore Wallace in April of 2003, brings extensive experience in corporate governance to the role of chief financial officer. Prior to joining Moore Wallace, Mr. Sulat served as Chief Financial Officer of Chiron Corporation. Prior to joining Chiron, Mr. Sulat served as Chief Financial Officer of Stanford Health Services. He was educated at Yale College and Stanford University Graduate School of Business. He currently serves as Chairman of the Audit Committee of each of Vans, Inc. and Maxygen, Inc.

As described above, PricewaterhouseCoopers had largely completed their work and found no evidence to support the allegations of misconduct in the anonymous letter. Although the Company and the Company’s outside auditors were satisfied with the level of documentation supporting the restructuring charges, PricewaterhouseCoopers asked the Company’s accounting staff, including Mr. Hiltwein, for any additional materials they had supporting these restructuring charges. On Thursday of last week Mr. Hiltwein directed another member of the accounting staff to send to PricewaterhouseCoopers a memorandum about the Company’s restructuring processes and plans. This memorandum’s dateline was “May 2003” but was created by Mr. Hiltwein last week and appears to be documentation of the kind PricewaterhouseCoopers was requesting. PricewaterhouseCoopers detected that the document had been created later than the dateline of the memorandum. The other member of the accounting staff has also been suspended with pay pending completion of the investigation of the misdated document.

Although the absence of clearly organized summary restructuring plan documents at corporate headquarters was the subject of a recommendation by PricewaterhouseCoopers for improvement and the Audit Committee had directed Mr. Hiltwein to seek to improve this area of corporate record keeping prospectively, it did not appear to be a major shortcoming. The Company does not believe that the non-existence of the memorandum created by Mr. Hiltwein would have any effect on the Company’s accounting for its restructuring charges. The Company has spoken to Mr. Hiltwein and he has stated that the dating of this document was a mistake and poor judgment on his part but that it was not the product of any intention to deceive PricewaterhouseCoopers, the Audit Committee or anyone else.

When it was received, the anonymous letter was immediately forwarded to the Audit Committee for any action it deemed appropriate and also forwarded to the U. S. Securities and Exchange Commission, the Ontario Securities Commission and the New York Stock Exchange. The Company also has kept its combination partner, RR Donnelley, informed regarding the allegations and their investigation. The Company had agreed to provide documents requested by the SEC in response to the anonymous letter. The Company will, in all matters, cooperate fully with any regulatory agency that wishes to investigate any matters within the agency’s jurisdiction.

PricewaterhouseCoopers is taking additional actions to confirm their earlier conclusions. The Company will report the full findings of the PricewaterhouseCoopers investigation in an expeditious manner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOORE WALLACE INCORPORATED

Dated: February 9, 2004

	By:	/s/ James R. Sulat

Name: James R. Sulat Title: Senior Executive Vice President